Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 2 to the Registration Statement of Platinum Eagle Acquisition Corp. on Form S-4 to be filed on or about January 4, 2019 of our report dated November 13, 2018, on our audits of the consolidated financial statements of RL Signor Holdings, LLC and Subsidiaries as of December 31, 2017 and 2016 and for each of the years then ended. We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-4.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

January 4, 2019